GRUBB & ELLIS Alesco Global Advisors, LLC

Code of Ethics

March 1, 2008

PART I

PERSONAL SECURITIES TRANSACTIONS

A.    Personal Trading Accounts and Reports.

1.    On receiving this Statement, each Employee must identify to the CCO all of the Employee’s and the Employee’s Family Members’ Proprietary Accounts, unless the Employee has already done so.  The Employee also must provide to the Firm an Initial Holdings Report which may be satisfied by attaching brokerage account statements current as of forty-five days prior to receipt of this Statement.  The form of Initial Holdings Report is attached as Exhibit B.

2.    Thereafter, each Employee must advise the CCO and receive authorization before opening any new Proprietary Account.

3.    Each Employee must arrange for duplicate copies of all trade confirmations and brokerage statements relating to each of his or her Proprietary Accounts to be sent promptly and directly by the brokerage firm or other financial institution where the Proprietary Account is maintained to the Firm, to the attention of the CCO.

4.    Each Employee must report to the CCO any private securities transactions that are not carried out through brokerage accounts.

5.    For each securities trade by an Employee for which a confirmation is not available or that is not carried out through a brokerage account, such as a private securities transaction, the Employee is responsible for promptly providing the CCO with a written statement of the date, security, nature of the transaction, price, parties and brokers or FCMs involved in such trade.

6.    No later than thirty days after the end of each calendar quarter, each Employee must certify that all such information is in the account statements and confirmations provided to the Firm during the period and that as of the date of the certificate, all such information is accurate and complete.  If such information is incomplete or inaccurate as of the date of the certification, the Employee must update or correct the information.  The form to use for this purpose is attached to this Statement as Exhibit C.

B.    Personal Trading Approvals.

No securities transactions for Proprietary Accounts may be effected without the prior written approval of the CCO.  In the form of an email to the CCO, the Employee must disclose the account, the name of the security and number of shares they wish to trade.  The CCO must obtain the prior written approval of Jay Leupp or another Principal, (the “CCO’s Substitute”) before effecting any transactions in the CCO’s own Proprietary Accounts.  The CCO or the CCO’s Substitute will notify the Employee promptly of approval or denial of clearance to trade.  If an Employee receives approval to trade a security, he or she must complete that trade on the same business day as that approval.  If the trade is not made on that day, the Employee must request approval again.

When an Employee recommends purchasing or selling a security for a Client Account, the Employee must disclose to the CCO if any of the Employee’s Proprietary Accounts then holds a position in that security.

C.    Review of Personal Trading Information.

The Firm will review all confirmations, statements and other information to monitor compliance with this Statement.  The Firm reserves the right to require an Employee to reverse, cancel or freeze, at the Employee’s expense, any transaction or position in a security if the Firm believes such transaction or position might violate this Statement or appears improper.  Except as required to enforce this Statement or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.

D.    Client Priority.

Employees must give first priority to all purchases and sales of securities for Client Accounts before executing transactions for Proprietary Accounts, and must conduct their personal trading in a manner that does not conflict with the interests of any Client Account.  Although it is not possible to list all potential conflicts of interest, each of the following acts always is prohibited:

1.    Knowingly purchasing securities for Proprietary Accounts, directly or indirectly, without making a good faith determination whether those securities are appropriate for investment by a Client Account and, if they are appropriate, without equitably allocating the investment to Client Accounts first, based on such considerations as available capital and current positions, and then to Proprietary Accounts;

2.    Knowingly purchasing or selling securities for Proprietary Accounts, directly or indirectly, in a way that adversely affects transactions in Client Accounts;

3.    Using knowledge of securities transactions by a Client Account to profit personally, directly or indirectly, by the market effect of such transactions; and

4.    Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a Client Account, except to the extent necessary to effect such transactions or with the approval of the CCO.

In addition, Client Accounts always must receive the best price, in relation to Proprietary Accounts, in transactions on the same day.

E.    Front Running.

Without the prior written approval of the CCO, no Employee may execute a transaction in a security for a Proprietary Account if the Employee is aware or should be aware that an order for a Client Account for the same security, same way, remains unexecuted or the Firm is considering same-way trades in the security for Client Accounts.  Transactions in options, derivatives or convertible instruments for a Proprietary Account that are related to a transaction in an underlying security for a Client Account (“inter-market front running”) are subject to the same restrictions.

F.    Restricted List.

Certain transactions in which the Firm engages or other circumstances may require, for either business or legal reasons, that any Client Accounts or Proprietary Accounts do not trade in certain securities for specified periods.  A security may be designated as “restricted” if the Firm is purchasing or selling or considering purchasing or selling that security for Client Accounts, if the Firm is involved in a transaction that places limits on the aggregate position held by Client Accounts or Proprietary Accounts in that security, if the Firm or any of its personnel has material, non-public information regarding that security or if trading in that security should be restricted for any other reason.  Such securities will appear on a restricted list (the “Restricted List”) that will be circulated to all Employees by the CCO.  The Restricted List is confidential and no information about the Restricted List may be disclosed to anyone outside of the Firm.

All Employees should consult the Restricted List before placing any order for the purchase or sale of securities.  No Employees may engage in any trading activity with respect to a security, or an option, derivative or convertible instrument related to that security, while that security is on the Restricted List, and for two days after it has been removed from the Restricted List, except with the prior written approval of the CCO.

As an adviser focused on Real Estate securities, the Firm has established a Restricted List of “real estate related” securities which are not eligible for Employee Personal Trading.

G.    Principal Transactions.

Neither the Firm nor an Employee may engage in principal transactions between a Proprietary Account and a Client Account.

H.    Private Placements.

As in the case of publicly traded securities, neither an Employee nor any of his or her Family Members may acquire Beneficial Ownership of any security in a private placement without the prior approval of the CCO.  .

I.    Initial Public Offerings.

Neither an Employee nor any of his or her Family Members may acquire any Beneficial Ownership of any security in an initial public offering without the prior approval of the CCO.

Part II.

CODE OF EMPLOYEE CONDUCT

A.    Outside Activities.

All outside activities of an Employee that involve a material time commitment, provide for compensation to the Employee or involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances, must be approved in advance by the CCO.  The CCO may require full details about the outside activity, including the number of hours involved and the compensation that the Employee will receive.  Before accepting an appointment as an officer or director in any business, charitable organization or non-profit organization, an Employee must obtain approval from the CCO.

B.    Conflicts of Interest.

It is a violation of an Employee’s duty of loyalty to the Firm for that Employee, without the prior written consent of the CCO, to:

1.    Rebate, directly or indirectly, to any person or entity any compensation received from the Firm;

2.    Accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity (see section H for more detail) or other consideration in connection with any transaction on behalf of the Firm or a Client Account; or

3.    Beneficially own any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in any securities, financial or related business.

Limited exceptions to this policy may be made with the approval of the CCO.

C.    Communications.

Each Employee must ensure that communications (whether written or oral) regarding the Firm, the Investment Funds or any Client Account to Investors, clients, prospective Investors or clients and regulatory authorities are accurate.  The CCO supervises the appropriate Employees and, if the CCO deems it appropriate, any third-party service provider (such as an administrator, accountant or law firm), in reviewing any account statement, offering materials, periodic letters to Investors or clients or potential Investors or clients, published prior performance and advertisements.

D.    The CAN-SPAM Act of 2003.

The Firm’s periodic email reports to clients, investors and potential clients and investors may be deemed “unsolicited commercial emails.”  An unsolicited commercial email is any email message, the primary purpose of which is the commercial advertisement or promotion of a commercial product or service.  The following should be included in any such email messages (unless the reports are distributed solely to the Firm’s current clients and Investors in Investment Funds managed by the Firm and to others who have requested to receive such reports):

This email may be considered an advertisement or solicitation.  If you do not want to receive further emails from Grubb & Ellis Alesco Global Advisors, LLC  please reply to this email and ask to be removed from our mailing list.

Grubb & Ellis Alesco Global Advisors, LLC
400 South El Camino Real, Suite 1250
San Mateo, CA 94402
(650) 653-5600

E.    Protection of Client Assets.

No Employee shall use client assets for his or her own purpose or benefit or receive client assets for any reason.  Any Employee who knows or has reason to believe that another Employee has engaged in such behavior must immediately report such information to the CCO.  Any Employee who accidentally receives client assets should immediately (and in any event within three business days) return such assets to the person from whom they came.

F.    Confidentiality, Proprietary Data and Privacy of Customer Personal Information.

1.    Proprietary Data; Confidentiality.  Any information regarding advice that the Firm furnishes to Client Accounts, the Firm’s recommendations and analyses and other proprietary data or information about the Firm or Client Accounts is strictly confidential and may not be revealed to third parties, except as required for Firm business.  Such information is the property of the Firm.  Disclosing such information to any third party, without the permission of the CCO, are grounds for an Employee’s immediate dismissal.  This confidentiality obligation continues even after the termination of employment.

2.    Privacy of Customer Personal Information -- Information Security Program.  It is the Firm’s policy to protect, through administrative, technical and physical safeguards, the security and confidentiality of financial records and other nonpublic personal information concerning Client Accounts, Investors and potential and former Client Accounts and Investors, including protecting against any anticipated threats or hazards to the security of such information and unauthorized access to or use of such information.

a.    The CCO.  The Firm has designated the CCO to coordinate its information security program.  The CCO is responsible for (i) assessing existing risks to nonpublic personal information, (ii) developing ways to manage and control these risks, (iii) monitoring third-party service provider arrangements to ensure information security, and (iv) testing and revising the program in light of relevant changes in technology and threats to Client Account and Investor information.

b.    Identifying Internal and External Risks to Customer Information.  The CCO reviews reasonably foreseeable internal and external risks to the security, confidentiality and integrity of customer information, including risks relating to (i) Employee training, (ii) changes to the Firm’s information systems, including network and software design, information processing, storage, transmission and disposal, and (iii) procedures to detect, prevent and respond to attacks, intrusions or other system failures.  The CCO assesses the likelihood and potential damage of these risks and the sufficiency of any safeguards in place to control these risks.  The CCO meets periodically with Employees to review and implement the program and is available to answer questions regarding the program.

c.    Information Safeguards.

Employees may not disclose the identity, affairs or investments, or other personal information, of any Client Account or Investor, potential Client Account or Investor or former Client Account or Investor to anyone outside of the Firm, except as may have been authorized by the holder of the Client Account or Investor or as may be required in servicing the Client Account or Investor (such as disclosure to a brokerage firm at which such Client Account is held) or for the business of the Firm (such as disclosure to the Firm’s auditors and lawyers or as required by law).  Employees should direct to the CCO any questions about whether information is confidential or any disclosure is permitted.  This confidentiality obligation continues even after the termination of employment.

To protect the confidentiality of the Firm’s confidential and proprietary information and the confidentiality of existing, former or potential Client Accounts and Investors, Employees should take the following additional security precautions:

1.
Except as required for Firm business, Employees may not print, photocopy, email to a personal account or otherwise duplicate or take any information or document that includes or contains confidential and proprietary information from the Firm’s offices without the prior consent of the CCO.  Any information or document removed from the Firm’s offices must be returned promptly.  Employees may photocopy confidential and proprietary information only if required to do so as part of their employment duties.  All copies and originals of such information or documents must be disposed of in a way that keeps the information confidential, such as shredding.  (No document may be destroyed if the Firm is required to keep it – see Part VII below.)  Employees must keep all paper copies of confidential and proprietary information that are not in use off desk tops, conference tables or any other place where such copies would be visible to persons who are not authorized to have access to such information.

2.
All computer drives containing confidential and proprietary information must be accessible only by the use of passwords issued by the Firm.  All authorized users of such computer drives must log off when leaving a terminal through which they are authorized to access any such computer drive.

3.
Physical access to any non-electronic confidential and proprietary information must be limited by either locking or monitoring access to the offices and storage areas where such information is located.

d.    Third Party Service Providers.  At times, the Firm may enter into one or more agreements with third parties under which the Firm may provide confidential information to those third parties.  If this occurs, the Firm will (i) include in the relevant agreements provisions protecting confidential information to the extent required by law, (ii) take reasonable steps to select and retain service providers that can maintain appropriate safeguards for confidential information and (iii) require those service providers to implement and maintain such safeguards.  Employees should direct any questions about these agreements or the disclosure of information pursuant to them to the CCO.

G.    Involvement in Litigation/Contacts with the Press.

An Employee should advise the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is served with a subpoena, becomes subject to any judgment, order or arrest, or is contacted by any regulatory authority or the press.  Employees should refer all inquiries from all regulatory authorities or the press to the CCO.

H.    Favoritism and Gifts.

An Employee may not seek or accept extravagant gifts (value greater than $500), favors, preferential treatment, or valuable consideration of any kind offered from brokers, FCMs or other companies or persons involved in the securities industry.  Limited exceptions to this policy may be made with the approval of the CCO.

I.    Registration, Licensing and Testing Requirements.

Each Employee should check with the CCO to ensure that he or she has complied with any applicable registration, licensing and testing requirements required as a result of such Employee’s duties and position.  These requirements may arise under the Advisers Act, the Commodity Exchange Act, the ICA, the Securities Act of 1933, the Exchange Act, the Employee Retirement Income Security Act of 1974, state broker-dealer and investment adviser statutes, rules and regulations adopted by the SEC, the Commodity Futures Trading Commission, the National Futures Association, the Department of Labor and other regulatory authorities.

J.    Qualification of Solicitors.

The Firm complies with Advisers Act Rule 206(4)-3 regarding solicitation activities conducted by finders or solicitors on behalf of the Firm.

K.    Email, Instant Messaging and Internet Chat Rooms/Message Boards Communication.

Employees should use the Firm’s email system for all Firm email business and only for Firm business.  Employees should make every effort to conduct personal email communications only through personal accounts.

Instant messaging software installed on Firm computers may be used only for Firm purposes.

All Email on the Firm’s servers as well as all Instant Messages (including Bloomberg Terminals) are serially archived by the Firm.

Employees may not post any messages about the Firm, its investments, its Employees or its Employees' investments on any internet message board or chat room.

Part III.

INSIDER TRADING

A.    Policy Statement on Insider Trading.  The Firm is in the business of obtaining and analyzing information about companies and their securities to give the Firm the basis for profitably trading and recommending investments in securities.  Generally, such investigation and analysis helps investors to make informed investment decisions, which is one of the goals of the federal securities laws.  It is illegal, however, to trade or recommend trades in a security while using or even, in some cases, while merely possessing, material, nonpublic information about that security or its issuer.  It is the Firm’s policy to conduct its business in full compliance with the law, and to ensure that its Employees do so.

This Statement applies to the Firm and all of its Employees.  Each Employee should review this Statement carefully.  Any questions should be directed to the CCO.

Although the law concerning insider trading is evolving, it generally prohibits:

•	Trading in securities by an insider while in possession of material, nonpublic information;

•
Trading in securities by a non-insider while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; and

•
Communicating material, nonpublic information to others, or recommending a securities transaction to others while in possession of material, nonpublic information about the security or the company in question (commonly called “tipping”).

The Firm forbids any of its Employees from (i) trading either personally or on behalf of others, including Client Accounts, on material, nonpublic information; (ii) communicating material, nonpublic information to others in violation of the law; or (iii) knowingly assisting someone engaged in these activities.

All information relating to the Firm’s activities, including investment analyses, investment recommendations, and proposed and actual trades for the Firm or Client Accounts, is proprietary to the Firm and must be kept confidential, except as necessary for an Employee to perform his or her duties for the Firm.  Such information should be treated as material, nonpublic information; that is, Employees must not trade on it for Proprietary Accounts and, without the prior approval of the CCO, must not disclose it to anyone inside or outside the Firm who does not need the information in the course of the Firm’s business.

1.    Background.

The SEC is responsible for enforcing the federal securities laws.  State laws generally correspond to the federal laws and impose additional obligations and liabilities.  The federal statutes that are most frequently the basis for SEC investigations and prosecutions are Exchange Act section 10(b) and SEC Rule 10b-5 thereunder.  These are the general antifraud provisions of the federal securities laws.  Among other things, Rule 10b-5 prohibits insider trading, which has been given high priority in SEC enforcement efforts.

2.    Key Terms and Concepts.

“Insiders” of a company are generally its officers, directors, employees and controlling shareholders.  In addition, persons outside a company who gain inside information in the course of dealings with that company may be considered “temporary insiders” of the company and thus be bound by the same legal restrictions as traditional insiders.  For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the company on an ongoing basis or in major corporate transactions are insiders for purposes of insider trading laws.  Under this analysis, the Firm and its Employees can become temporary insiders of a company if the Firm advises or performs other services for the company.  If you receive material, nonpublic information regarding a company that comes directly or indirectly from any insider (temporary or traditional), do not trade in that company’s securities in your Proprietary Accounts or for any Client Accounts and do not discuss the information with any other person without first consulting the CCO.

“Tipping” is disclosing material, nonpublic information about a company or its securities to a third party, when such disclosure is not made strictly for corporate purposes.  The disclosure may be by an insider of the company, by one who has misappropriated the information from the company in question or from another person or company, or by anyone who received information traceable to an insider or one who has misappropriated the information.  Those who disclose the information are called “tippers”; those who receive the information are called “tippees.”  If you trade on the basis of tipped information, you may incur criminal and civil liability, even if you receive the information second- or third-hand, or more remotely, if the other requirements for finding liability are present.  The same legal standards apply to remote tippees.  In addition, if you tip information to others, you may be liable for any profits gained or losses avoided by a tippee, even if you did not trade.  If someone tips information to you, do not disclose the information to anyone except as required by this Statement.  You and the Firm may be liable if anyone trades on material, nonpublic information received from or through you.

Trading while in possession of certain nonpublic information is illegal if the information is “material.”  Material information is information about a company or its securities of such importance that it has substantial likelihood of altering the “total mix of information” regarding the company.  It is information that, if generally known, would affect the market price of the security.  Material information can relate to current events or possible future events.  When information relates to a possible future event, materiality is determined by balancing the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the company’s activities.  The more likely it is that an event will occur, the less significant the event needs to be for the information to be deemed material; the more significant the event, the less likely the probability of its occurrence needs to be for the information to be deemed material.  Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received.

If a transaction in which you are involved becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material.  When in doubt, assume information is material.

Information that Employees should consider material includes, among other things, information about earnings estimates; changes in previously released earnings estimates; manufacturing problems; changes in control or management; mergers; acquisitions; tender offers; joint ventures; changes in assets; major litigation; liquidity problems; significant new products, discoveries, services or contracts; the cancellation or loss of significant orders, products, services or contracts; change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report; events regarding the issuer’s securities; defaults on senior securities; calls of securities for redemption; repurchase plans; stock splits or changes in dividends; changes to rights of security holders; public or private sales of additional securities; and bankruptcies or receiverships.

Material information also can relate to events or circumstances affecting the market for a company’s securities.  For example, a reporter for the Wall Street Journal was criminally liable for disclosing to others the dates that articles about various companies would be published in The Wall Street Journal and whether those reports would be favorable or not.

You should refer any questions about whether certain information is material to the CCO.

“Nonpublic” information is information that has not been disseminated in a manner that makes it available to public investors generally.  If information is being disseminated to traders generally by brokers, FCMs and institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from an insider.  Information that has been selectively disclosed to a few analysts or investors is not public.  Public information is information that has been disclosed in a manner sufficient to ensure that it is available to the investing public, such as by disclosure in a report filed with the SEC or publication in the Dow Jones broad tape, Reuters Economic Services, the Associated Press or United Press International wire services, newspapers of general circulation in New York City, or, if the subject company’s operations or stockholders are geographically localized, in local news media, or the electronic media.  When information becomes public, persons who were aware of the information when it was nonpublic must wait to trade until the market absorbs the information.  You should refer any questions about whether certain information has become public to the CCO.

“Misappropriation” is a basis for insider trading liability that is established when trading occurs based on material, nonpublic information that was misappropriated from another person.  This theory can and has been used to reach a variety of individuals who are not traditional or temporary insiders.  The Wall Street Journal reporter mentioned above was found by the U.S. Supreme Court to have defrauded the Wall Street Journal when he misappropriated information about upcoming articles from the Wall Street Journal and used the information for trading in the securities markets.  Similarly, a partner in a law firm was held to use a “deceptive device” in violation of Exchange Act section 10(b) by misappropriating information from his law firm and the law firm’s client, in breach of his fiduciary duty owed to this law firm and the client, by trading in securities of a company regarding which the client was preparing a tender offer.

3.    Penalties for Insider Trading.

Penalties for trading on or tipping of material, nonpublic information are severe and may include:

a.    civil injunction;

b.    disgorgement of the profit gained or the loss avoided;

c.    civil penalty of up to three times the profit gained or the loss avoided;

d.    criminal fine of up to $5 million for an individual or $25 million for an entity (in addition to civil penalties based on the profit gained or the loss avoided); or

e.    jail time of up to 20 years.

A company or any manager or supervisor who fails to take adequate steps to prevent illegal trading on, or tipping of, material, nonpublic information is subject to similar penalties.  Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the Firm’s reputation and an individual’s career.  It is essential to avoid even the appearance of impropriety.

B.    Procedures to Implement the Firm’s Policies against Insider Trading.

The Firm has established the following procedures to help Employees avoid insider trading, and to help the Firm to prevent, detect and impose sanctions against insider trading.  Every Employee must follow these procedures.  If you have any questions about the procedures, you should consult the CCO.

1.    Identify Material, Nonpublic Information.

Before trading for yourself or others (including Proprietary Accounts or Client Accounts) in the securities of a company about which you may have received potential inside information, consider the following questions:

a.    Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Would this information affect the market price of the securities if it were generally known?  Could this information cause investors to change their trading?

b.    Is the information nonpublic?  To whom has it been provided?  Has it been filed with the SEC?  Has it been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation or appearing on the wire services or electronic media?

2.    Avoid Using or Disclosing Material, Nonpublic Information.

If you believe that you may possess material, nonpublic information, or if you believe the Firm’s activities may have created material, nonpublic information, you should take the following steps:

a.    Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of the Firm, Client Accounts and Proprietary Accounts.  In addition, after you receive the information, there should be no trades in securities of the company in question in the accounts of your Family Members or other relatives, business associates, or friends.

b.    Immediately cease recommending any transaction in any of the securities of the company in question to anyone, including Client Accounts, other Employees, Family Members and other relatives, business associates and friends.  This includes making any comment about the company that could in any way be interpreted as a recommendation.  Do not solicit Client Accounts or potential Client Accounts to buy or sell the securities of the company in question.

c.    Do not discuss the material, nonpublic information with anyone except as required by this Statement.  Do not refer to the information in hallways, elevators, stairways, restaurants, taxis or any other place where you may be overheard.

d.    Immediately inform the CCO of all details of the situation, so that appropriate security procedures can be implemented Firm-wide (including putting the security about which the material, non-public information relates on a Restricted List, as described further in Part I.F.).

3.    Restrict Access to Material, Nonpublic Information.

If appropriate, the Firm may adopt some or all of the following procedures while anyone in the Firm possesses material, nonpublic information.  The Firm may use additional measures to address specific situations.

a.    Procedures for handling documents containing material, nonpublic information, including prohibitions on removing them from the office, limiting copying and distribution within the office, keeping them off desk tops and conference tables when not in use, shredding them on disposal, and other measures to protect them from being read accidentally by anyone without a lawful need to know the information.

b.    Restrictions on physical access to areas of the Firm where material, nonpublic information may be discussed or stored, including locking file cabinets and doors and a system of visitor passes or other restrictions for non-Employees.

c.    Computer access security measures, such as passwords on files or limited access to terminals through which material, nonpublic information can be obtained.

d.    Trading restrictions, including temporary Firm-wide bans on trading in the securities to which the material, nonpublic information relates or management review of all Employee trades in certain securities.

4.    Contacts with Third Parties.

Employees should direct requests for information from third parties such as the press and analysts to the CCO.

C.    Employee or Family Member Serving as Director, Officer or Consultant.

From time to time, an Employee may serve as a director of a company in which the Firm has a securities position, to monitor, preserve, protect or enhance the value of the position for the benefit of Client Accounts or for other similar purposes.  In addition, from time to time, Family Members of Employees may serve as directors, officers or consultants for companies in which the Firm has a securities position.  During these periods, the Firm may take additional precautions to prevent inadvertent violations of this Statement and to avoid the appearance of impropriety.

1.    Notice.

An Employee must inform the Firm immediately if the Employee or any of his or her Family Members serves or is about to serve as a director, officer or consultant of a company that issues securities.

2.    Restrictions on Trading Without Advance Approval or During Black-Out Periods.

When an Employee or a Family Member of an Employee serves as a director, officer or consultant of a company, the following procedures apply:

a.    No Employee or Family Member of that Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account without the prior consent of the CCO.

b.    No Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account during any “black-out” period or similar period of trading restrictions established by the subject company and applicable to its directors, officers or consultants.

D.    Client Serving as Director, Officer or Consultant.

From time to time, a client of the Firm may serve as a director, officer or a consultant for companies in which the Firm or an Employee has a securities position.  During these periods, the Firm may take additional precautions to insure that inadvertent violations do not occur and to avoid the appearance of impropriety.

1.    Notice.

An Employee must inform the Firm immediately if (a) the Employee becomes aware that any client of the Firm serves or is about to serve as a director, officer or consultant to any company that issues securities that are publicly traded or (b) the Employee obtains any material, nonpublic information from such a client.

2.    Restrictions on Trading Without Advance Approval or During Blackout Periods.

When a client of the Firm serves as a director, officer or consultant of a company, the Firm may require procedures such as those set forth above regarding advance approval in "blackout" periods for trading in securities of the company for which the client serves as a director, officer or consultant.

E.    Supervisory Procedures.

The Firm’s supervisory procedures have two objectives: preventing and detecting insider trading.

1.    Preventing Insider Trading.

To prevent insider trading, the Firm is taking steps, such as adopting and implementing this Statement, to familiarize Employees with the nature of insider trading and with the Firm’s policies and procedures relating to insider trading.  The Firm also reviews this Statement on a regular basis and updates it as necessary.  The Firm has designated the CCO as the person responsible for answering questions about material, nonpublic information and insider trading and tipping.  The Firm will help Employees to determine whether information is material and nonpublic.

If the Firm determines that an Employee has material, nonpublic information, the Firm will take the measures described above to prevent dissemination of such information and restrict trading in the securities to which the information relates and access to the information.  Finally, the Firm will advise Employees when and if it is permissible to trade in such securities.  Generally, a reasonable period must pass for the marketplace to have an opportunity to evaluate and respond to the information before trading will be permitted.

2.    Detecting Insider Trading.

To detect insider trading, the Firm has adopted the policies and procedures relating to personal securities transactions by the Firm’s Employees and Family Members set forth in Part I.  Employees should direct any questions about these policies and procedures or how they apply in particular situations to the CCO.